Exhibit 21.1

Subsidiaries of the Registrant

Name	State of Formation

Altus Midstream GP LLC	Delaware

Altus Midstream LP	Delaware

Alpine High Gathering LP	Delaware

Alpine High Pipeline LP	Delaware

Alpine High Processing LP	Delaware

Alpine High NGL Pipeline LP	Delaware

Alpine High Subsidiary GP LLC	Delaware